FUQI INTERNATIONAL, INC.

4,855,000 Shares of Common Stock
(Plus an Option to Acquire Up to 726,395 Shares to Cover Overallotments)

Underwriting Agreement

July 31, 2009

William Blair & Company, L.L.C.
Oppenheimer & Co. Inc.
Cowen and Company, LLC
  As Representatives of the Several
  Underwriters Named in Schedule A
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois 60606
Ladies and Gentlemen:

Section 1.    Introductory.    Fuqi International, Inc., a Delaware corporation (“Company”), has an authorized capital stock consisting of five million (5,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which no shares will be outstanding as of the First Closing Date, hereinafter defined, and one hundred million (100,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), of which 22,047,261 shares were outstanding as of July 29, 2009, and no other shares of Common Stock will have been issued as of the First Closing Date, hereinafter defined, except for shares of Common Stock issued upon the exercise of stock options outstanding as of the date hereof, shares of Common Stock issued pursuant to the Company’s director compensation policies or shares of Common Stock issued pursuant to this Agreement.  The Company proposes to issue and sell 4,855,000 shares of its authorized but unissued Common Stock (“Firm Shares”) to the several underwriters named in Schedule A as it may be amended by the Pricing Agreement hereinafter defined (“Underwriters”), who are acting severally and not jointly, and for whom William Blair & Company, L.L.C., Oppenheimer & Co. Inc. and Cowen and Company, LLC are acting as representatives (“Representatives”).  In addition, the Company proposes to grant to the Underwriters options to purchase up to an aggregate of 726,395 additional shares of Common Stock (“Option Shares”) as provided in Section 4 hereof (collectively, the “Overallotment Option”).  The Firm Shares and, to the extent such Overallotment Option is exercised in whole or in part, the Option Shares, are hereinafter collectively referred to as the “Shares.”

You have advised the Company that the Underwriters propose to make a public offering of the Shares as soon as you deem advisable and the Pricing Agreement hereinafter defined has been executed and delivered.

Prior to the purchase and public offering of the Shares by the several Underwriters, the Company and the Representatives, acting on behalf of the several Underwriters, shall enter into an agreement substantially in the form of Exhibit A hereto (“Pricing Agreement”).  The offering of the Shares will be governed by this Underwriting Agreement (this “Agreement”), as supplemented by the Pricing Agreement.  From and after the time of the execution and delivery of the Pricing Agreement, this Agreement shall be deemed to incorporate the Pricing Agreement.

The Company hereby confirms its agreement with the Underwriters as follows:

Section 2.    Representations and Warranties of the Company.  The Company represents and warrants to the several Underwriters that:

(a)          A shelf registration statement on Form S-3 (File No. 333-160210), has been prepared and filed with the Securities and Exchange Commission (the “Commission”) by the Company in conformity with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “1933 Act”; unless otherwise indicated all references herein to specific rules are rules promulgated under the 1933 Act) relating to securities of the Company, including Common Stock, to be issued from time to time by the Company; and the Company has so prepared and has filed such amendments thereto, if any, as may have been required to the date hereof and will file such additional amendments thereto as may hereafter be required.  Such registration statement has been declared effective by the Commission.  Such registration statement, including the exhibits thereto and the other information and documents deemed pursuant to Rule 430B under the 1933 Act to be part thereof as amended to (and including) the date of this Agreement, is hereinafter referred to as the “Registration Statement”.  The term “Base Prospectus” means the prospectus, dated July 22, 2009, included in the Registration Statement.  The Company shall prepare and file with the Commission pursuant to Rule 424(b) under the 1933 Act a prospectus supplement or supplements to the Base Prospectus that discloses the information previously omitted from the Base Prospectus in reliance on Rule 430B with respect to the offering and sale of the Shares and such further information with respect to the Company as the Company has previously advised you.  The Base Prospectus, as supplemented by such prospectus supplement including pricing information specifically relating to the Shares in the form in which it shall be filed with the Commission pursuant to Rule 424(b) under the 1933 Act is hereinafter called the “Prospectus”.  Any preliminary form of Prospectus relating to the Shares including the “subject to completion” legend required by Item 501(b)(10) under Regulation S-K that has heretofore been filed pursuant to Rule 424 under the 1933 Act is hereinafter called a “Preliminary Prospectus”.  Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus includes, in each case, the information, if any, deemed to be part thereof pursuant to Rule 430B under the 1933 Act and the documents incorporated by reference therein, including periodic reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”).  The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus, or the Prospectus shall be deemed to refer to and include the filing of any documents under the Exchange Act that are deemed to be incorporated therein by reference. Any registration statement (including any amendment or supplement thereto or information which is deemed part thereof) filed by the Company under Rule 462(b) (“Rule 462(b) Registration Statement”) shall be deemed to be part of the “Registration Statement” as defined herein, and any prospectus (including any amendment or supplement thereto or information which is deemed part thereof) included in such registration statement shall be deemed to be part of the “Prospectus” as defined herein, as appropriate.

(b)           The Commission has not issued any order preventing or suspending the use of the Base Prospectus or any Preliminary Prospectus, and each of the Base Prospectus and each Preliminary Prospectus has conformed in all material respects with the requirements of the 1933 Act and, as of its date, has not included any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and when the Registration Statement became effective, and at all times subsequent thereto, up to the First Closing Date or the Second Closing Date, hereinafter defined, as the case may be, the Registration Statement, including the information deemed to be part of the Registration Statement at the time specified in Rule 430B, if applicable, and the Prospectus and any amendments or supplements thereto, in all material respects conformed or will in all material respects conform to the requirements of the 1933 Act, and neither the Registration Statement nor the Prospectus, nor any amendment or supplement thereto, included or will include any untrue statement of a material fact or omitted or will omit to state a material fact, in the case of the Registration Statement or any amendment or supplement thereto, required to be stated therein or necessary to make the statements therein not misleading and, in the case of the Prospectus, or any amendment or supplement thereto, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 6:30 a.m., Chicago Time, on the date of the Pricing Agreement.

“Time of Sale Prospectus” means the Base Prospectus, as supplemented by the Preliminary Prospectus last filed before the Applicable Time, including any document incorporated by reference therein as of the Applicable Time.

Notwithstanding the foregoing, the representations and warranties of the Company set forth in this Section 2(b) shall not apply to information contained in or omitted from the Registration Statement, the Prospectus, any Preliminary Prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use in the preparation thereof.

(c)           The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act or the Exchange Act, as applicable, and, when read together with the other information in the Prospectus, (i) at the time the Registration Statement became effective, (ii) at the earlier of the time the Prospectus was first used and the Applicable Time and (iii) at the First Closing Date, hereinafter defined, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)           As used herein, the term “subsidiary” shall mean a subsidiary of the Company having financial statements that are consolidated with those of the Company for purposes of the Company’s audited consolidated financial statements.  The Company has no subsidiaries other than those subsidiaries set forth on Exhibit 21.1 of its Annual Report on Form 10-K filed on March 31, 2009.  The Company and its subsidiaries have been duly incorporated or formed and are validly existing as corporations, limited liability companies, or similar People’s Republic of China (“PRC”) equivalent entities in good standing under the laws of their respective places of incorporation or formation, as the case may be, with requisite power and authority to own their properties and conduct their business as described in the Prospectus; the Company and each of its subsidiaries are duly qualified to do business as foreign corporations, limited liability companies, or PRC equivalent entities under the laws of, and are in good standing as such in, each jurisdiction in which they own or lease substantial properties, have an office, or in which substantial business is conducted and such qualification is required except in any such case where the failure to so qualify or be in good standing would not have a material adverse effect upon the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”); and no proceeding of which the Company has knowledge has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

(e)           Except as disclosed in the Registration Statement (including Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2009, as incorporated by reference therein), and other than director qualifying shares or interests and shares or interests held by persons other than the Company in jurisdictions requiring that such entity have more than one holder of shares or interests, the Company owns directly or indirectly 100 percent of the issued and outstanding capital stock or other ownership interest of each of its subsidiaries, free and clear of any claims, liens, encumbrances or security interests, and all of such capital stock has been duly authorized and validly issued and is fully paid and nonassessable.

(f)           The issued and outstanding shares of capital stock of the Company as set forth in the Prospectus have been duly authorized and validly issued, are fully paid and nonassessable, and conform to the description thereof contained in the Prospectus.

(g)           The Shares to be sold by the Company have been duly authorized and when issued, delivered and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and (i) will conform to the description thereof contained in the Prospectus, (ii) will be free of any lien, security interest, mortgage, pledge, charge or encumbrance of any kind or preemptive rights, rights of first refusal, rights of co-sale or similar rights in favor of stockholders with respect to any of the Shares, or the issuance or sale thereof, whether pursuant to the Company’s certificate of incorporation or bylaws, any Legal Requirement (as hereinafter defined), contract or otherwise, and (iii) will not be subject to any voting trust arrangements.

(h)           The execution of this Agreement and the Pricing Agreement and the performance of the Company’s obligations thereunder have been duly authorized by all necessary corporate action and will not (i) violate any provision of the Company’s charter or bylaws and (ii) result in the breach, or be in violation, of any of the terms and provisions of, or constitute a default or change of control under (A) any agreement, franchise, license, indenture, mortgage, deed of trust, or other instrument to which the Company or any subsidiary is a party or by which the Company, any subsidiary or the property of any of them may be bound or affected, or (B) any Legal Requirement, hereinafter defined, applicable to the Company or any subsidiary of any Governmental Body, hereinafter defined, or any order of any Governmental Body, hereinafter defined, entered in any proceeding to which the Company or any subsidiary was or is now a party or by which it is bound.  No consent, approval, authorization or other order of any Governmental Body, hereinafter defined, is required for the execution and delivery of this Agreement or the Pricing Agreement or the consummation of the transactions contemplated herein or therein, except for (i) compliance with the 1933 Act and blue sky laws applicable to the public offering of the Shares by the several Underwriters, (ii) clearance of such offering with the Financial Industry Regulatory Authority (“FINRA”) and (iii) compliance with the rules and requirements of The Nasdaq Stock Market, as applicable to the Company.  This Agreement and the Pricing Agreement (upon the execution and delivery thereof) have been duly executed and delivered by the Company, and are legal, valid and binding agreements of the Company, except to the extent that enforceability of the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies and except as to those provisions relating to indemnities for liabilities arising under the 1933 Act.

(i)           The accountants who have expressed their opinions with respect to certain of the financial statements and schedules included or incorporated by reference in the Registration Statement are an independent registered public accounting firm as required by the 1933 Act and the Exchange Act, and such accountants are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(j)           The consolidated financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus present fairly the consolidated financial position of the Company as of the respective dates of such financial statements, and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby, all in conformity with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed in the Registration Statement or the Prospectus.  The financial information set forth in the Prospectus under “Selected Consolidated Financial Data” presents fairly, on the basis stated in the Prospectus, the information set forth therein as of the respective dates and for the respective periods set forth therein.  All disclosures contained in the Registration Statement and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the Commission’s rules and regulations) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable.

(k)           Neither the Company nor any subsidiary (i) is in violation of its charter or other organizational documents, or (ii) is in default (A) under any consent decree, or (B) with respect to any material provision of any lease, loan agreement, franchise, license, permit or other contract obligation to which it is a party; and there does not exist any state of facts which constitutes an event of default as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default, except in each such case in this clause (B) for violations or defaults that neither singly nor in the aggregate could reasonably be expected to have a Material Adverse Effect.

(l)           There are no Governmental Body proceedings material to the Company and its subsidiaries, taken as a whole, which are pending, or to the Company’s knowledge, threatened, to which the Company or any subsidiary is or may be a party or of which material property owned or leased by the Company or any subsidiary is or may be the subject, or related to environmental or discrimination matters that are not disclosed in the Prospectus, or that question the validity of this Agreement or the Pricing Agreement or any action taken or to be taken pursuant hereto or thereto.

(m)           There are no holders of securities of the Company having rights to registration thereof or preemptive rights to purchase Common Stock, except as disclosed in the Prospectus.

(n)           The Company and each of its subsidiaries have good and marketable title to all the properties and assets reflected as owned in the consolidated financial statements incorporated by reference into the Prospectus, including, but not limited to, all tangible and intangible assets acquired by the Company or any of its subsidiaries in any asset or equity acquisition, including, but not limited to, the acquisition by the Company’s subsidiary of the assets of Shanghai TianMei Jewelry Co., Ltd. and Beijing Yinzhong TianMei Jewelry Co., Ltd. (the “Temix Transaction”), which are subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those, if any, reflected in such consolidated financial statements (or elsewhere in the Prospectus) or that are not material to the Company and its subsidiaries taken as a whole, other than assets disposed of since the date of such balance sheet in the ordinary course of business.  The Company and each of its subsidiaries hold their respective leased properties that are material to the Company and its subsidiaries taken as a whole under valid and binding leases.

(o)           The Company has not taken and will not take prior to the earlier of the Second Closing Date or the expiration of the Overallotment Option (including any time after the effective date of the Registration Statement during which the Underwriters may be deemed to be making a public offering), directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(p)           Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, and except as contemplated by the Prospectus, the Company and its subsidiaries, taken as a whole, have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business and there has not been any material adverse change in their condition (financial or otherwise) or results of operations nor any material change in their capital stock, short-term debt or long-term debt.

(q)           There is no material document of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required.

(r)           The Company, together with its subsidiaries, owns and possesses all right, title and interest in and to, or has duly licensed from third parties, all patents, patent rights, trade secrets, inventions, know-how, trademarks, trade names, copyrights, service marks and other proprietary rights (“Trade Rights”), material to the business of the Company and each of its subsidiaries taken as a whole.  Neither the Company nor any of its subsidiaries has received any written notice of infringement, misappropriation or conflict from any third party as to such material Trade Rights which has not been resolved or disposed of and, to the Company’s knowledge, neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise conflicted with material Trade Rights of any third parties, which infringement, misappropriation or conflict could reasonably be expected to have a Material Adverse Effect.  All assignments by the Company or its subsidiaries of any Trade Rights have been properly executed and are valid and enforceable against all such assignees of the Trade Rights.  Any licensing or assignment of the Trade Rights by the Company or its subsidiaries has been properly consummated and properly recorded with the appropriate governmental agency, including the appropriate PRC Governmental Body, hereinafter defined.

(s)           The conduct of the business of the Company and each of its subsidiaries is in compliance in all respects with applicable federal, national, provincial, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, hereinafter defined (“Legal Requirements”), except where the failure to be in compliance with any Legal Requirements would not have a Material Adverse Effect.

(t)           All offers and sales of the Company’s issued and outstanding capital stock prior to the date hereof were either (1) made pursuant to a registration statement filed by the Company with the Commission under the 1933 Act or (2) at all relevant times exempt from the registration requirements of the 1933 Act and, in each case, were duly registered with or the subject of an available exemption from the registration requirements of the applicable state and local securities or blue sky laws.

(u)           No transaction, stamp, capital or other issuance, registration, transaction, transfer or withholding taxes or duties are payable in any jurisdiction, including without limitation, the PRC or the British Virgin Islands (the “BVI”), by or on behalf of the Underwriters to any PRC or BVI taxing authority in connection with (1) the issuance, sale and delivery of the Shares to the Underwriters and the delivery of such Shares to or for the account of the Underwriters, (ii) the initial sale and delivery by the Underwriters of such Shares to purchasers thereof, or (iii) the execution and delivery of this Agreement.

(v)           The Company has filed all necessary national, provincial, federal and state and local income and franchise tax returns and has paid all taxes shown as due thereon, and there is no tax deficiency that has been, or to the knowledge of the Company might be, asserted against the Company or any of its properties or assets that would or could be expected to have a Material Adverse Effect; all national, provincial and local PRC governmental tax relief, concessions, waivers, holidays and preferential treatments claimed or obtained by the Company and its subsidiaries are valid, binding and enforceable and do not violate any PRC or BVI law.

(w)          A registration statement pursuant to Section 12(g) of the Exchange Act to register the Common Stock thereunder has been declared effective by the Commission pursuant to the Exchange Act, and the Common Stock is duly registered thereunder and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Shares under the Exchange Act and the Company has not received any notification of termination of such registration from the Commission.

(x)           The Common Stock is listed on the NASDAQ Global Market (“NASDAQ”).  The Company has filed an additional listing application with the NASDAQ relating to obtaining listing for the Shares, when issued, and to the Company’s knowledge, including discussions with staff of the NASDAQ, the NASDAQ will allow the Shares to be traded thereon upon issuance. The Company has not received any notification of delisting or that NASDAQ is contemplating initiating delisting procedures of the Common Stock.

(y)           None of the Company nor any subsidiary is involved in any labor disputes with any of its employees and, to the knowledge of the Company, no employee has threatened the commencement of any labor disputes with the Company or any subsidiary, which, in either case, would reasonably be expected to result in a Material Adverse Effect, nor has the Company or any subsidiary received any notice of any bankruptcy, labor disturbance or other event affecting any of its principal suppliers or customers, which would reasonably be expected to result in a Material Adverse Effect.  Each of the Company and each subsidiary is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours that are applicable to them.  Neither the Company nor any subsidiary has received notice of any pending investigations involving the Company or any subsidiary by the U.S. Department of Labor, any PRC labour bureau, or any other Governmental Body, hereinafter defined, responsible for the enforcement of such Legal Requirements.  There is no unfair labor practice charge or complaint against the Company or any subsidiary pending before the National Labor Relations Board, any PRC labour bureau, or any applicable foreign labor administration agencies, or to the knowledge of the Company, any strike, picketing, boycott, labor dispute, slowdown or stoppage pending or threatened against or involving the Company or any subsidiary.  No collective bargaining agreement exists among the employees of the Company or any subsidiary, and no collective bargaining agreement or modification thereof is currently being negotiated by the Company or any subsidiary.  Neither the Company nor any subsidiary has received notice that any grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of the Company or any subsidiary.  The Company and its subsidiaries are in compliance with employee social security contribution requirements, including, without limitation, the social security and pension contribution programs in the PRC.

(z)           The Company is not, and does not intend to conduct its business in a manner in which it would become, an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended (“Investment Company Act”).

(aa)         No transaction has occurred between or among the Company or its subsidiaries and any of its officers or directors, stockholders or any affiliate or affiliates of any such officer or director or stockholder that is required to be and is not described in the Registration Statement and the Prospectus.

(bb)        The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.

(cc)         The Company’s board of directors has validly appointed an audit committee whose composition satisfies the requirements of the Exchange Act and Rules 5601 and 5605 of the rules of the NASDAQ.  The Company’s audit committee has adopted a charter that satisfies the Exchange Act and Rules 5601 and 5605 of the NASDAQ.

(dd)        The Company and its subsidiaries are insured against such losses and risks and in such amounts as are customary in the business in which they engage or propose to engage after giving effect to the transactions as described in the Prospectus, as such business is customarily conducted in the PRC.  To the knowledge of the Company, all policies of insurance and fidelity or surety bonds insuring the Company, its subsidiaries and their respective businesses, assets, employees, officers and directors are in full force and effect and the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects.

(ee)         The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are effective in ensuring (except to the extent disclosed by the Company in Exchange Act reports filed with the Commission prior to the date hereof) that material information relating to the Company, including its subsidiaries, is made known to the principal executive officer and the principal financial officer.  The Company has utilized such controls and procedures in preparing and evaluating the disclosures included or incorporated by reference in the Registration Statement and Prospectus.

(ff)           The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient (except to the extent disclosed by the Company in Exchange Act reports filed with the Commission prior to the date hereof) to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) amounts reflected on the Company’s consolidated balance sheet for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(gg)        Each of the Company and its subsidiaries complies in all respects with PRC advertising laws and related Legal Requirements, except where the failure to comply with such Legal Requirements would not individually or in the aggregate have a Material Adverse Effect.

(hh)        To the Company’s knowledge, the choice of laws of the State of Illinois as the governing law of this Agreement is a valid choice under the laws of the BVI and the PRC and will be honored by courts in the BVI and PRC.  The Company has the power to submit, and pursuant to Section 20 of this Agreement, has legally, validly, effectively and irrevocably submitted to, the personal jurisdiction of the State courts of the State of Illinois County of Cook and the United States District Court for the Northern District of Illinois.

(ii)           To the Company’s knowledge, neither the Company, nor any subsidiary nor any of their respective properties, assets or revenues has any right of immunity under BVI or PRC law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any BVI, PRC, Illinois or U.S. federal court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement; and, to the extent that the Company, or any subsidiary or any of their respective properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, each of the Company and the subsidiaries waives or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in Section 20 of this Agreement.

(jj)           None of the Company or its subsidiaries, and to the knowledge of the Company, any of its respective officers, directors, managers, agents or employees have, directly or indirectly, made or authorized any contribution, payment or gift of funds, or property to any official, employee or agent of any governmental agency, authority or instrumentality in the PRC or the BVI or any other jurisdiction where either the payment or gift or the purposes of such contribution, payment or gift was, is, or will  be prohibited under the applicable Legal Requirements of any relevant locality at the time of such contribution, payment or gift, including without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder.

(kk)         Except as set forth in the Registration Statement, the Company’s indirect wholly-owned subsidiary, Shenzhen Fuqi Jewelry Co., Ltd., a company established under the laws of the PRC (“Fuqi China”) is not currently prohibited, directly or indirectly, from paying any dividends to its sole shareholder, Fuqi International Holdings Co, Ltd., a BVI company, (“Fuqi BVI”), nor is it so prohibited, from making any other distribution on Fuqi China’s share capital, from repaying to Fuqi BVI or the Company any loans or advances to Fuqi China or from transferring any of Fuqi China’s property or assets to the Company or to any other subsidiary of the Company.  Except as set forth in the Registration Statement and the Time of Sale Prospectus, any dividends and other distributions declared with respect to after-tax retained earnings on the equity interests of Fuqi China may lawfully be paid to Fuqi BVI in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC, and all such dividends and other distributions are not and will not be subject to withholding or other taxes in the PRC, are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any governmental authorization in the PRC except for routine PRC foreign exchange procedures and tax withholding procedures.

(ll)           Except as set forth in the Prospectus, all dividends and other distributions declared and payable on the Shares may under current BVI and PRC Legal Requirements be paid to the holders of the Shares in U.S. dollars and may be converted into foreign currency that may be transferred out of the BVI or PRC, and all such payments made to holders thereof or therein who are non-residents of the BVI or PRC will not be subject to income, withholding or other taxes under the Legal Requirements of the BVI or the PRC or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the BVI or PRC or any political subdivision or taxing authority thereof or therein.

(mm)       It is not necessary that this Agreement, the Registration Statement, the Prospectus or any other document be filed or recorded with any court or other authority in the BVI or the PRC.

(nn)           The Company and the subsidiaries have materially complied with, are not in material violation of, and have not received any written notices of violation with respect to any Legal Requirements applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, reimbursement, storage, import, export or disposal of any product manufactured or distributed by the Company or the subsidiaries (“Applicable Laws”), or any license, certificate, approval, clearance, authorization, permit, supplement, or amendment required by any Applicable Laws to conduct its business as described in the Prospectus (“Authorizations”).  The Company and its subsidiaries possess all material Authorizations and such material Authorizations are in full force and effect.  The Company and its subsidiaries are, and their products are, in compliance in all material respects with all Authorizations and Applicable Laws, including, but not limited to, all Legal Requirements administered, issued or enforced by any (a) nation, including without limitation, the United States and the PRC, principality, state, commonwealth, province territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature having authority over the Company, its subsidiaries or any of their products or other governmental authority having authority over the Company, its subsidiaries or any of their products or property (“Governmental Body”).  The Company and its subsidiaries have not receive notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other similar action from any Governmental Body alleging that any product, operation or activity is in material violation of any Applicable Laws or Authorizations and, to the knowledge of the Company, no such Governmental Body is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding.  Each regulatory submission for the Company’s or its subsidiaries’ products has been filed, cleared, approved and maintained in compliance in all material respects with all Applicable Laws and Authorizations, including without limitation, applicable PRC Legal Requirements.  To the knowledge of the Company, there are no facts which are reasonably likely to cause (A) the withdrawal, or recall of any products sold or intended to be sold by the Company or its subsidiaries, or (B) a suspension or revocation of any of the Company’s or subsidiaries’ Authorizations.  The Company and its subsidiaries have not received notice (whether complete or pending) of any proceeding seeking recall, suspension or seizure of any products sold or intended to be sole by the Company or its subsidiaries.

(oo)           The Company (A) is in compliance, in all material respects, with any and all applicable Legal Requirements promulgated by any and all Governmental Bodies relating to the protection of human health and safety in the workplace (“Occupational Laws”); (B) has received all material permits, licenses or other approvals required of it under applicable Occupational Laws to conduct its business as currently conducted; and (C) is in compliance, in all material respects, with all terms and conditions of such permit, license or approval.  No action, proceeding, revocation proceeding, writ, injunction or claim is pending or, to the Company’s knowledge, threatened against the Company relating to Occupational Laws, and to the Company’s knowledge there are no facts, circumstances or developments relating to its operations or cost accounting practices that could reasonably be expected to form the basis for or give rise to such actions, suits, investigations or proceedings.

(pp)           The Company and each of its subsidiaries has taken or is in the process of taking all reasonable steps (to the extent required of the Company and each such subsidiary under PRC Legal Requirements) to comply with, and to ensure compliance by each of (i) its principal shareholders as disclosed in the Registration Statement and Prospectus, and (ii) any other persons known to the Company that are required to comply (in connection with their interests in the Company) with applicable Legal Requirements of the relevant PRC Governmental Body (including, without limitation, the Ministry of Commerce, National Development and Reform Commission and the State Administration of Foreign Exchange (“SAFE”)) relating to overseas investment by PRC residents and citizens or overseas listings by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as the Company (the “PRC Overseas Investment and Listing Regulations”), including, without limitation, requesting such persons to complete any registration and other procedures required under applicable PRC Overseas Investment and Listing Regulations.

(qq)           Each of the Company and each of the Company’s directors that signed the Registration Statement is aware of and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce (the “MOFCOM”), the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and SAFE of the PRC on August 8, 2006 (the “M&A Rules”), in particular the relevant provisions thereof which purport to require offshore special purpose vehicles, or SPVs, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on an overseas stock exchange, and the relevant provisions thereof which purport to require foreign companies acquiring PRC companies to obtain the approval of MOFCOM prior to the acquisition by the foreign company of such PRC company; the Company has received legal advice specifically with respect to the M&A Rules from its PRC counsel and the Company understands such legal advice; and the Company has fully communicated such legal advice from its PRC counsel to each of its directors that signed the Registration Statement and each director has confirmed that he or she understands such legal advice; and as of the date of the Prospectus and as of the date of this Agreement, the M&A Rules did not and do not apply to the issuance and sale of the Shares, the listing and trading of the Shares on the NASDAQ, the consummation of the transactions contemplated by this Agreement, nor is the CSRC, MOFCOM or other PRC governmental approval required in connection with the above.  The Company and its subsidiaries have received all proper and necessary approvals, permits and authorizations from government bodies for its business transactions, including, without limitation, the Temix Transaction.

(rr)           The statements under the captions “Risk Factors - Risks Related to Doing Business in China - Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock, and may also create uncertainties in the future”, "Risk Factors - Risks Related to Doing Business in China - Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences"; "Risk Factors - Risks Related to Doing Business in China - Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws"; "Risk Factors - Risks Related to this Offering and our Capital Structure - The sale or availability for sale of substantial amounts of our common stock could adversely affect its market price"; "Risk Factors - Risks Related to this Offering and our Capital Structure - If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.  We have recently identified significant deficiencies and structural weaknesses in our internal controls"; "Description of Common Stock"; "Description of Preferred Stock"; "Description of Warrants"; "Description of Debt Securities"; "Description of Units"; "Delaware Anti-Takeover Law and Charter Provisions" in the Preliminary Prospectus as of the Applicable Time and in the Prospectus and under Item 15 in the Registration Statement, insofar as such statements constitute a summary of documents referred to therein or factual matters of the Company, are fair and accurate summaries of the matters described therein, and (i) no material information has been omitted from such summaries which would make the same misleading in any material respect, and (ii) nothing has come to the attention of the Company that would lead it to believe that the CSRC is taking any action to require the Company to seek its approval for the consummation of the transactions contemplated under this Agreement or that would otherwise have a Material Adverse Effect.

(ss)           Except as disclosed in the Registration Statement and Time of Sale Prospectus, there is neither pending nor, to the knowledge of the Company, threatened in writing, against the Company or any subsidiary any claim, action, suit, or proceeding at all or in equity, arbitration, investigation or inquiry to which the Company or any of its respective officers, directors or 5% or greater security holder is a party and involving the Company’s or any subsidiary’s properties or businesses, before or by any court, arbitration tribunal or governmental instrumentality, agency, or body.

Section 3.    Representations and Warranties of the Underwriters.

(a)        The Representatives, on behalf of the several Underwriters, represent and warrant to the Company that the information set forth (a) on the cover page of the Prospectus with respect to price, underwriting discount and terms of the offering and (b) in all paragraphs under “Underwriting” in the Prospectus, except for paragraphs six, seven, eight, nine and fifteen, comprises the information furnished to the Company by and on behalf of the Underwriters for use in connection with the preparation of the Registration Statement and the Prospectus and is correct and complete in all material respects.

(b)       The Representatives, on behalf of the several Underwriters, represent and warrant to the Company that each of the Underwriters is aware that the Company is an “ineligible issuer” and may not make any offer relating to the Shares that would constitute a “free writing prospectus” (as defined in Rule 433) or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405), and as such, no Underwriter has taken any action or prepared or distributed any materials that could be deemed a “free writing prospectus” of the Company, nor will any Underwriter take any action or prepare or distribute any materials that could be deemed a “free writing prospectus” of the Company.

Section 4.    Purchase, Sale and Delivery of Shares.  On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriters named in Schedule A hereto, and the Underwriters agree, severally and not jointly, to purchase the Firm Shares from the Company at the price per share set forth in Section 2 of the Pricing Agreement.  The obligation of each Underwriter to the Company shall be to purchase from the Company that number of Firm Shares set forth opposite the name of such Underwriter in Schedule A hereto.  The public offering price and the purchase price shall be set forth in the Pricing Agreement.

At 9:00 A.M., Chicago Time, on the fourth business day, if permitted under Rule 15c6-1 under the Exchange Act, (or the third business day if required under Rule 15c6-1 under the Exchange Act or unless postponed in accordance with the provisions of Section 12) following execution of the Pricing Agreement, or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company, the Company will deliver to you, by credit through the full fast transfer facilities of The Depository Trust Company to the account(s) designated by the Representatives on behalf of the several Underwriters, the Firm Shares to be sold by it, against payment of the purchase price therefor by delivery of federal or other immediately available funds, by wire transfer or otherwise, to the Company and subject to any applicable Legal Requirements.  Such time of delivery and payment is herein referred to as the “First Closing Date.”  In lieu of such electronic delivery of some or all of the Firm Shares, one or more certificates for the portion of Firm Shares requested to be delivered in certificated form at the First Closing Date will be delivered in such denominations and registered in such names as you request by notice to the Company prior to 10:00 A.M., Chicago Time, on the second business day preceding the First Closing Date, and will be made available at the Company’s expense for checking and packaging by the Representative at 10:00 A.M., Chicago Time, on the business day preceding the First Closing Date.  Subject to any applicable Legal Requirements, payment for the Shares so to be delivered shall be made at the time and in the manner described above to an account designated by the Company prior to the First Closing Date.

In addition, on the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company hereby grants the Overallotment Option to the several Underwriters to purchase, severally and not jointly, up to an aggregate of 726,395 Option Shares, at the same purchase price per share to be paid for the Firm Shares, for use solely in covering any overallotments made by the Underwriters in the sale and distribution of the Firm Shares.  The Overallotment Option granted hereunder may be exercised at any time (but not more than once) within 30 days after the date of this Agreement upon notice by you to the Company setting forth the aggregate number of Option Shares as to which the Underwriters are exercising the Overallotment Option, the time of delivery of the Option Shares (as specified below) and, if some or all of the Option Shares are to be delivered in certificated form, the names and denominations in which the certificates for such shares are to be registered and the place at which such certificates shall be delivered.  Such time of delivery of the Option Shares (which may not be earlier than the First Closing Date), being herein referred to as the “Second Closing Date,” shall be determined by you, but if at any time other than the First Closing Date, shall not be earlier than three nor later than 10 full business days after delivery of such notice of exercise.  The number of Option Shares to be purchased by each Underwriter shall be determined by multiplying the number of Option Shares to be sold by a fraction, the numerator of which is the number of Firm Shares to be purchased by such Underwriter as set forth opposite its name in Schedule A and the denominator of which is the total number of Firm Shares (subject to such adjustments to eliminate any fractional share purchases as you in your absolute discretion may make).  The manner of payment for and delivery of the Option Shares shall be the same as for the Firm Shares as specified in the preceding paragraph.

You have advised the Company that each Underwriter has authorized you to accept delivery of its Shares, to make payment and to receipt therefor.  You, individually and not as the Representatives of the Underwriters, may make payment for any Shares to be purchased by any Underwriter whose funds shall not have been received by you by the First Closing Date or the Second Closing Date, as the case may be, for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any obligation hereunder.

Section 5.    Covenants of the Company.  The Company covenants and agrees that:

(a)               The Company will advise you promptly of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement relating to the Shares or of the institution of any proceedings for that purpose, or of any notification of the suspension of qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceedings for that purpose or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Shares, and will also advise you promptly of any request of the Commission for amendment or supplement of the Registration Statement, any new registration statement relating to the Shares, of any Preliminary Prospectus or of the Prospectus, or for additional information.

(b)               The Company will give you notice of its intention to file or prepare any amendment to the Registration Statement (including any post-effective amendment), any new registration statement relating to the Shares or any Rule 462(b) Registration Statement or any amendment or supplement to the Prospectus (including any revised prospectus which the Company proposes for use by the Underwriters in connection with the offering of the Shares which differs from the prospectus on file at the Commission at the time the Registration Statement became or becomes effective, whether or not such revised prospectus is required to be filed pursuant to Rule 424(b)) and will furnish you with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file any such amendment or supplement or use any such prospectus to which you or counsel for the Underwriters shall reasonably and timely object.

(c)              If at any time when a prospectus relating to the Shares is required to be delivered under the 1933 Act any event occurs as a result of which the Prospectus, including any amendments or supplements, would include an untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus, including any amendments or supplements thereto and including any revised prospectus which the Company proposes for use by the Underwriters in connection with the offering of the Shares which differs from the prospectus on file with the Commission at the time of effectiveness of the Registration Statement, whether or not such revised prospectus is required to be filed pursuant to Rule 424(b) to comply with the 1933 Act or the 1933 Act Regulations, the Company promptly will advise you thereof and will promptly prepare and file with the Commission an amendment, supplement or new registration statement which will correct such statement or omission or an amendment which will effect such compliance.

(d)              At the time of filing the Registration Statement and at the date hereof, the Company was and is an "ineligible issuer," as defined in Rule 405 under the 1933 Act. The Company has not made and will not make any offer relating to the Shares that would constitute an "issuer free writing prospectus," as defined in Rule 433, or that would otherwise constitute a "free writing prospectus," as defined in Rule 405.

(e)              The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)).  The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.  The Company has paid all requisite filing fees in accordance with Rule 457 of the 1933 Act.

(f)              Neither the Company nor any of its subsidiaries will, prior to the First Closing Date, incur any liability or obligation, direct or contingent, or enter into any material transaction, other than in the ordinary course of business, except as contemplated by the Prospectus.

(g)              Neither the Company nor any of its subsidiaries will acquire any capital stock of the Company prior to the earlier of the Second Closing Date or termination or expiration of the Overallotment Option, nor will the Company declare or pay any dividend or make any other distribution upon the Common Stock payable to stockholders of record on a date after the date hereof and prior to the First Closing Date or Second Closing Date, as the case may be, except in either case as contemplated by the Prospectus.

(h)              Within the time period prescribed by the Exchange Act, the Company will make generally available to its security holders an earnings statement (which need not be audited) covering a period of at least 12 months beginning after the effective date of the Registration Statement, which will satisfy the provisions of the last paragraph of Section 11(a) of the 1933 Act.

(i)              During such period as a prospectus is required by law to be delivered in connection with offers and sales of the Shares by an Underwriter or dealer, the Company will furnish to you at its expense, subject to the provisions of subsection (b) hereof, copies of the Registration Statement, the Prospectus, each Preliminary Prospectus, any documents incorporated by reference therein and all amendments and supplements to any such documents, in each case as soon as available and in such quantities as you may reasonably request, for the purposes contemplated by the 1933 Act.

(j)              The Common Stock, including the Shares, is a "covered security" as defined in Section 18 of the 1933 Act. If the Common Stock ceases to be a “covered security”, the Company will cooperate with the Underwriters in qualifying or registering the Shares for sale under the blue sky or similar laws of such jurisdictions as you designate, and will continue such qualifications in effect so long as reasonably required for the distribution of the Shares.  The Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction where it is not currently qualified or where it would be subject to taxation as a foreign corporation.

(k)              During the period of two years hereafter, upon your written request, furnish you with a copy (i) as soon as practicable after the filing thereof, of any required report filed by the Company with the Commission, any securities exchange or FINRA that is not otherwise publicly available from the Commission, such securities exchange or FINRA; and (ii) as soon as available, of each report of the Company mailed to stockholders that is not otherwise filed with and publicly available from the Commission.

(l)              The Company will use the proceeds received by it from the sale of the Shares being sold by it in the manner specified in the Prospectus.

(m)              Promptly following the execution of the Pricing Agreement, the Company will prepare, and file or transmit for filing with the Commission in accordance with Rule 430B and Rule 424(b), copies of the Prospectus, or, if required by Rule 430B, a post-effective amendment to the Registration Statement, containing all information omitted from the Registration Statement at time of effectiveness in reliance on Rule 430B.  If required and not yet filed, the Company will also prepare and file, or transmit for filing, a Rule 462(b) Registration Statement immediately after the execution of the Pricing Agreement and no later than 6 a.m. Eastern Time the next business day.  If a Rule 462(b) Registration Statement is filed, the Company shall make payment of, or arrange for payment of, the additional registration fee owing to the Commission required by Rule 111.

(n)              The Company will comply with all registration, filing and reporting requirements of the Exchange Act and the NASDAQ.

(o)             The Company agrees not to, directly or indirectly, (i) offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of Common Stock or securities convertible or exchangeable into, or exercisable for, Common Stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); or (ii) enter any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (except, in each case, Common Stock issued pursuant to currently outstanding options, warrants or convertible securities and except for options to be granted under the Company’s existing employee benefit plans in the ordinary course or as disclosed in the Prospectus) during the period ending 90 days after this Agreement becomes effective (the “Lock-Up Period”) without the prior written consent of William Blair & Company, L.L.C., provided, that the foregoing restrictions shall not apply to (w) the Shares to be sold hereunder, (x) the issuance by the Company of any shares of Common Stock upon the exercise of options, warrants or other convertible instruments outstanding or other pre-existing issuance obligations, if any, as of the date of this Agreement, and (y) the issuance by the Company of options or other equity awards under the Company’s incentive plans as disclosed and described in the Prospectus or the documents incorporated by reference therein and consistent with past practices.  Notwithstanding the foregoing, for the purpose of allowing the Underwriters to comply with NASD Rule 2711(f)(4), or the applicable successor FINRA Rule when published, if (1) during the last 17 days of the Lock-Up Period, the Company releases earnings results or publicly announces other material news or a material event or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless William Blair & Company, L.L.C. waives, in writing, such extension.   William Blair & Company, L.L.C. agrees to waive such extension if the provisions of NASD Rule 2711(f)(4) are not applicable to the release(s) or announcement(s) noted above.

(p)             The Company and its subsidiaries will maintain such controls and other procedures, including, without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act and the applicable regulations thereunder, that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, to ensure that material information relating to Company, including its subsidiaries, is made known to them by others within those entities.

(q)             The Company and its subsidiaries will maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) amounts reflected on the Company’s consolidated balance sheet for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(r)              The Company and its subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act.

(s)             The Company will comply with the SAFE rules and regulations (the “SAFE Rules and Regulations”) in all material respects, and will use commercially reasonable efforts to cause its shareholders that are, or that are directly or indirectly owned or controlled by, PRC residents or PRC citizens to comply with the SAFE Rules and Regulations applicable to them in connection with the Company, including, without limitation, requesting each shareholder that is, or is directly or indirectly owned or controlled by, a PRC resident or PRC citizen to complete any registration or procedures required under the applicable SAFE Rules and Regulations.

Section 6.    Payment of Expenses.  Whether or not the transactions contemplated hereunder are consummated or this Agreement becomes effective as to all of its provisions or is terminated, the Company agrees to pay (i) all costs, fees and expenses (other than legal fees and disbursements of counsel for the Underwriters and the expenses incurred by the Underwriters, except as otherwise provided below) incurred in connection with the performance of the Company’s obligations hereunder, including, without limiting the generality of the foregoing, all fees and expenses of legal counsel for the Company and of the Company’s independent accountants, all costs and expenses incurred in connection with the preparation, printing, filing and distribution of the Registration Statement, each Preliminary Prospectus and the Prospectus (including all documents incorporated by reference therein, exhibits and financial statements) and all amendments and supplements provided for herein and any costs associated with the delivery of any of the foregoing to the Underwriter and dealers and by the Underwriters to investors, compliance with the rules and regulations of The Nasdaq Stock Market (including with respect to the listing of the Shares), with this Agreement, the Pricing Agreement and other documents in connection with the closing of the offering of the Shares contemplated thereby;  (ii) all costs, fees and expenses (including legal fees and disbursements of counsel for the Underwriters not to exceed $35,000 in the aggregate) incurred by the Underwriters in connection with clearance of the offering of the Shares with FINRA and, if the Common Stock ceases to be a “covered security” within the meaning of Section 18 of the 1933 Act, qualifying or registering all or any part of the Shares for offer and sale under blue sky laws; (iii) the costs and expenses of the Company and the Underwriter in connection with the production of road show slides and graphics, fees and expenses of any consultants engaged with the written consent of the Company in connection with the road show presentations, road show-related travel, lodging and other expenses incurred in connection with the offering contemplated hereby by the officers of the Company and any such consultants, and the cost of any aircraft or other transportation chartered or used by the Company in connection with the road show; (iv) all fees and expenses of the Company’s transfer agent, including, but not limited to, printing of any certificates for the Shares and all transfer taxes, if any, with respect to the sale and delivery of the Shares to the several Underwriters, (v) up to an additional $600,000 of costs, fees and expenses of any nature incurred by the Underwriters in connection with the offering of the Shares not provided for above, and (vi) all other reasonable costs and expenses incident to the performance of the Company’s obligations hereunder and under the Pricing Agreement which are not otherwise specifically provided for in this Section.  It is understood that except as expressly provided in this Section 6, in Section 8 and in Section 10 below, the Underwriters shall pay all of their own expenses.

Section 7.    Conditions of the Obligations of the Underwriters.  The obligations of the several Underwriters to purchase and pay for the Firm Shares on the First Closing Date and the Option Shares on the Second Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company herein set forth as of the First Closing Date or the Second Closing Date, as the case may be, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder, and to the following additional conditions:

(a)              Prior to the First Closing Date or Second Closing Date, as the case may be, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or, to the knowledge of the Company or you, shall be contemplated by the Commission.

(b)             The Prospectus, including information concerning the public offering price of the Shares and price-related information and such other information omitted from the Registration Statement in reliance on Rule 430B, shall have been filed with the Commission pursuant to Rule 424(b) in the manner and within the prescribed time period (without reliance on Rule 424(b)(8)) and the Company will provide evidence satisfactory to the Representatives of such timely filing (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rules 430B and 424(b)).

(c)              If a Rule 462(b) Registration Statement is required, such Registration Statement shall have been transmitted to the Commission for filing and become effective within the prescribed time period and, prior to the First Closing Date, the Company shall have provided evidence of such filing and effectiveness in accordance with Rule 462(b).

(d)             The Common Stock, including the Shares, shall remain a "covered security" as defined in Section 18 of the 1933 Act, and shall remain listed for trading on the NASDAQ.

(e)             The legality and sufficiency of the authorization, issuance and sale or transfer and sale of the Shares hereunder, the validity and form of the Shares (if certificated), the execution and delivery of this Agreement and the Pricing Agreement, and all corporate proceedings and other legal matters incident thereto, and the form of the Registration Statement, any Preliminary Prospectus and the Prospectus (except financial statements) shall have been approved by counsel for the Underwriters exercising reasonable judgment.

 (f)             You shall not have objected in writing to the Registration Statement, any Preliminary Prospectus or the Prospectus, or you shall not have advised the Company that the Registration Statement, any Preliminary Prospectus or the Prospectus contains an untrue statement of fact, which, in the opinion of counsel for the Underwriters, is material or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein or necessary to make the statements therein not misleading.

(g)             Subsequent to the execution and delivery of this Agreement, there shall not have occurred any change, or any development involving a prospective change, in or affecting particularly the business or properties of the Company or its subsidiaries, whether or not arising in the ordinary course of business, which, in the judgment of the Representatives, makes it impractical or inadvisable to proceed with the public offering or purchase of the Shares as contemplated hereby and in the Prospectus.

(h)             There shall have been furnished to you, as Representatives of the Underwriters, on the First Closing Date or the Second Closing Date, as the case may be, except as otherwise expressly provided below:

(i)           An opinion of K&L Gates LLP, counsel for the Company, addressed to the Underwriters and dated the First Closing Date or the Second Closing Date, as the case may be, in form and substance reasonably satisfactory to you.

(ii)           An opinion of Shujin Law Firm, PRC counsel for the Company, addressed to the Underwriters and dated the First Closing Date or the Second Closing Date, as the case may be, in form and substance reasonably satisfactory to you.

(iii)           Such opinion or opinions of Sonnenschein Nath & Rosenthal LLP, counsel for the Underwriters and Jun He Law Offices, PRC counsel for the Underwriters, dated the First Closing Date or the Second Closing Date, as the case may be, with respect to the existence of the Company, the validity of the Shares, the Prospectus and other related matters as you may reasonably require, and the Company shall have furnished to such counsel such documents and shall have exhibited to them such papers and records as they request for the purpose of enabling them to pass upon such matters.

(iv)           A certificate of the chief executive officer and the principal financial officer of the Company, dated the First Closing Date or the Second Closing Date, as the case may be, to the effect that:

(1)           the representations and warranties of the Company set forth in Section 2 of this Agreement are true and correct as of the date of this Agreement and as of the First Closing Date or the Second Closing Date, as the case may be, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date;

(2)           the Commission has not issued an order preventing or suspending the use of the Prospectus or any Preliminary Prospectus filed as a part of the Registration Statement or any amendment thereto; no stop order suspending the effectiveness of the Registration Statement has been issued; and to the best knowledge of the respective signers, no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act; and

(3)           subsequent to the date of the most recent financial statements included in the Registration Statement and Prospectus, and except as set forth or contemplated in the Prospectus, (A) none of the Company and its subsidiaries has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and (B) there has not been any material adverse change in the condition (financial or otherwise), business, assets or operations of the Company and its subsidiaries, taken as a whole, or any change in the capital stock or any material change in their short-term debt or long-term debt.

The delivery of the certificate provided for in this subparagraph shall be and constitute a representation and warranty of the Company as to the facts required in the immediately foregoing clauses (1), (2) and (3) of this subparagraph to be set forth in said certificate.

(v)           A certificate of the chief executive officer and the principal financial officer of the Company, dated the First Closing Date or the Second Closing Date, as the case may be, verifying that the specific statistical or financial figures included in the Prospectus which have not been otherwise verified by the letters referred to in subsection (i) below are accurate in all material respects, such verification to include the provision of documentary evidence supporting any such statistical or financial figures.

(vi)           Such further certificates and documents as you may reasonably request.

 (i)             Concurrent with execution of this Agreement, there shall be delivered to you a letter addressed to the Underwriters, from Stonefield Josephson, Inc., independent registered public accountant firm, to be dated as of the Applicable Time, which letter shall cover, without limitation, the various financial disclosures, if any, contained in the Registration Statement and Prospectus as of such date and shall contain statements and information of the type customarily included in accountants’ “comfort letters” to underwriters, delivered according to Statement of Auditing Standards No. 72 and Statement of Auditing Standard No. 100 (or successor bulletins), with respect to the audited and unaudited financial statements and certain financial information contained in or incorporated by reference into the Registration Statement and the Prospectus (the “Original Letter”).  At the First Closing Date and, if the Overallotment Option is exercised, the Second Closing Date, as applicable, you shall have received from Stonefield Josephson, Inc., a letter, dated the First Closing Date or the Second Closing Date, as applicable, which shall confirm, on the basis of a review in accordance with the procedures set forth in the Original Letter, that nothing has come to their attention during the period from the date of the Original Letter referred to in the prior sentence to a date (specified in the letter) not more than three days prior to the First Closing Date or the Second Closing Date, as applicable, which would require any change in the Original Letter if it were required to be dated and delivered at the First Closing Date, or the Second Closing Date, as applicable.  There shall not have been any change specified in the letters referred to in this paragraph which makes it impractical or inadvisable in the judgment of the Representatives to proceed with the public offering or purchase of the Shares as contemplated hereby.

 (j)             Prior to the time the Pricing Agreement is executed, there shall be delivered to you a lock-up letter substantially in the form of Exhibit B hereto from each of the Company’s executive officers and directors.

 (k)            FINRA shall not have raised any objection with respect to the fairness and reasonableness of the underwriting terms and compensation arrangements relating to the issuance and sale of the Shares; provided that if any such objection is raised prior to the issuance of a 415 Takedown No Objections Notice from FINRA, whether before or after the First Closing Date, the Company and the Underwriters shall negotiate, promptly and in good faith, to take reasonable steps in order to satisfy such objections.

All such opinions, certificates, letters and documents shall be in compliance with the provisions hereof only if they are satisfactory to you and to Sonnenschein Nath & Rosenthal LLP, counsel for the Underwriters, which approval shall not be unreasonably withheld.  The Company shall furnish you with such manually signed or conformed copies of such opinions, certificates, letters and documents as you request.

If any condition to the Underwriters’ obligations hereunder to be satisfied prior to or at the First Closing Date is not so satisfied, this Agreement at your election will terminate upon notification to the Company without liability on the part of any Underwriter or the Company, except for the expenses to be paid or reimbursed by the Company pursuant to Sections 6 and 8 hereof and except to the extent provided in Section 10 hereof.

Section 8.    Reimbursement of Underwriters’ Expenses.  If the sale to the Underwriters of the Firm Shares on the First Closing Date is not consummated because any condition of the Underwriters’ obligations hereunder is not satisfied or timely waived in writing or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, unless such failure to satisfy such condition or to comply with any provision hereof is due to the default or omission of any Underwriter, the Company agrees to reimburse you and the other Underwriters upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by you and them in connection with the proposed purchase and the sale of the Shares.  Any such termination shall be without liability of any party to any other party except that the provisions of this Section, Section 6 and Section 10 shall at all times be effective and shall apply.

Section 9.    Effectiveness of Registration Statement.  You and the Company will use your and its best efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement and, if such stop order be issued, to obtain as soon as possible the lifting thereof.

Section 10.    Indemnification.

(a)           The Company agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of the 1933 Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Underwriter or such controlling person may become subject under the 1933 Act, the Exchange Act or other Legal Requirements (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the information deemed to be part of the Registration Statement at the time specified in Rule 430B, if applicable, any Preliminary Prospectus or the Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse each Underwriter and each such controlling person for any legal or other expenses reasonably incurred by such Underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus or the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished by the Company by or on behalf of any Underwriter, specifically for use therein.  In addition to their other obligations under this Section 10(a), the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 10(a), it will, subject to potential repayment to the extent required in accordance with the proviso to this sentence, reimburse the Underwriters on a monthly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company’s obligation to reimburse the Underwriters for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction, provided, however, to the extent that any such interim reimbursement payment is so held by a court of competent jurisdiction to have been improper in a final judgment, not subject to appeal, each Underwriter shall promptly return any such payment to the Company.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)           Each Underwriter will severally indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the 1933 Act or the Exchange Act, against any losses, claims, damages or liabilities to which the Company, or any such director, officer, or controlling person may become subject under the 1933 Act, the Exchange Act or other Legal Requirements (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus or the Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Preliminary Prospectus or the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with the information with respect to which the Underwriters have made representations and warranties in Section 3 of this Agreement; and will reimburse any legal or other expenses reasonably incurred by the Company, or any such director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.  In addition to their other obligations under this Section 10(b), the Underwriters agree that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 10(b), they will reimburse, subject to potential repayment to the extent required in accordance with the proviso to this sentence, the Company on a monthly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Underwriters’ obligation to reimburse the Company for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction, provided, however, to the extent that any such interim reimbursement payment is so held by a court of competent jurisdiction to have been improper in a final judgment, not subject to appeal, to have been improper, the Company shall promptly return any such payment to the Underwriters. This indemnity agreement will be in addition to any liability which such Underwriter may otherwise have.

(c)           Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 10, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party was prejudiced by such failure to notify.  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or the indemnified and indemnifying parties may have conflicting interests which would make it inappropriate for the same counsel to represent both of them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defense in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by the Representatives in the case of paragraph (a) representing all indemnified parties not having different or additional defenses or potential conflicting interest among themselves who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.  Any indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld.

(d)           If the indemnification provided for in this Section 10 is unavailable to an indemnified party under paragraphs (a) or (b) hereof in respect of any losses, claims, damages or liabilities referred to therein (including in settlement of litigation, if such settlement is effected with the consent of the contributing party), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Underwriters from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Underwriters in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The respective relative benefits received by the Company and the Underwriters shall be deemed to be in the same proportion in the case of the Company, as the total price paid to the Company for the Shares by the Underwriters (net of underwriting discount but before deducting expenses), bears to, and in the case of the Underwriters, as the underwriting discount received by them bears to, the total of such amounts paid to the Company and received by the Underwriters as underwriting discount in each case as contemplated by the Prospectus.  The relative fault of the Company and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 10(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations to contribute pursuant to this Section 10 are several in proportion to their respective underwriting commitments and not joint.

(e)           The provisions of this Section shall survive any termination of this Agreement and the issuance and delivery of the Shares hereunder.

Section 11.    Default of Underwriters.  It shall be a condition to the Agreement and obligation of the Company to sell and deliver the Shares hereunder, and of each Underwriter to purchase the Shares hereunder, that, except as hereinafter in this paragraph provided, each of the Underwriters shall purchase and pay for all Shares agreed to be purchased by such Underwriter hereunder upon tender to the Representatives of all such Shares in accordance with the terms hereof.  If any Underwriter or Underwriters default in their obligations to purchase Shares hereunder on the First Closing Date and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10 percent of the total number of Shares which the Underwriters are obligated to purchase on the First Closing Date, the nondefaulting Underwriters may make arrangements satisfactory to the Company for the purchase of such Shares by other persons, including any of the Underwriters, but if no such arrangements are made by such date, the nondefaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Shares which such defaulting Underwriters agreed but failed to purchase on such date.  If any Underwriter or Underwriters so default and the aggregate number of Shares with respect to which such default or defaults occur is more than the above percentage and arrangements satisfactory to the nondefaulting Underwriters and the Company for the purchase of such Shares by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any nondefaulting Underwriter or the Company, except for the expenses to be paid by the Company pursuant to Section 6 hereof and except to the extent provided in Section 10 hereof.

In the event that Shares to which a default relates are to be purchased by the nondefaulting Underwriters or by another party or parties, the nondefaulting Underwriters or the Company shall have the right to postpone the First Closing Date for not more than seven business days in order that the necessary changes in the Registration Statement, Prospectus and any other documents, as well as any other arrangements, may be effected.  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section.  Nothing herein will relieve a defaulting Underwriter from liability for its default.

Section 12.    Effective Date.  This Agreement shall become effective immediately as to Sections 6, 8, 10 and 13 and as to all other provisions upon the execution of the Pricing Agreement, unless such a day is a Saturday, Sunday or holiday (and in that event this Agreement shall become effective on the business day next succeeding such Saturday, Sunday or holiday).

Section 13.    Termination.  Without limiting the right to terminate this Agreement pursuant to any other provision hereof:

(a)  This Agreement may be terminated by the Company by notice to you, or by you by notice to the Company at any time prior to the time this Agreement shall become effective as to all its provisions, and any such termination shall be without liability on the part of the Company to any Underwriter (except for the expenses to be paid or reimbursed pursuant to Section 6 hereof and except to the extent provided in Section 10 hereof) or of any Underwriter to the Company.

(b)  This Agreement may be terminated by you prior to the First Closing Date, and the options referred to in Section 4, if exercised, may be cancelled at any time prior to the Second Closing Date, if (i) trading in any securities of the Company shall have been suspended or materially limited by the Commission, the New York Stock Exchange or The Nasdaq Stock Market or minimum or maximum prices shall have been established or maximum ranges for prices shall have been required on such exchange or market, or (ii) a banking moratorium shall have been declared by Illinois, New York, or United States authorities or a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States, or (iii) there shall have been any adverse change in financial markets or in political, economic or financial conditions which, in the opinion of the Representatives, either renders it impracticable or inadvisable to proceed with the offering and sale of the Shares on the terms set forth in the Prospectus or materially and adversely affects the market for the Shares, or (iv) there shall have been an outbreak or escalation of major armed hostilities between the United States or China and any foreign power or terrorist organization or other calamity or crisis or change or development involving a prospective change in political, economic or financial conditions which in the opinion of the Representatives makes it impractical or inadvisable to offer or sell the Shares.  Any termination pursuant to this paragraph (b) shall be without liability on the part of any Underwriter to the Company (except to the extent provided in Section 10 hereof) or on the part of the Company to any Underwriter (except for expenses to be paid or reimbursed pursuant to Section 8 hereof and except to the extent provided in Section 10 hereof).

Section 14.    Representations and Indemnities to Survive Delivery.  The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of its or their partners, principals, members, officers or directors or any controlling person, and will survive delivery of and payment for the Shares sold hereunder.

Section 15.    Notices.  All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, delivered or emailed and confirmed to you c/o William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, with a copy to Michael M. Froy c/o Sonnenschein Nath & Rosenthal LLP, 233 South Wacker Drive, Suite 7800, Chicago, Illinois 60606; if sent to the Company will be mailed, delivered or emailed and confirmed to the Company at its corporate headquarters with a copy to Thomas J. Poletti c/o K&L Gates LLP, 10100 Santa Monica Blvd., 7th Floor, Los Angeles, California 90067.

Section 16.    No Advisory or Fiduciary Relationship.  The Company acknowledges and agrees that (a) the purchase and sale of the Shares pursuant to this Agreement, including the determination of the public offering price of the Shares and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Shares contemplated by this Agreement and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Shares contemplated by this Agreement or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering of the Shares contemplated by this Agreement except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Shares contemplated by this Agreement and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

Section 17.    Successors.  This Agreement and the Pricing Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives and assigns, and to the benefit of the officers and directors and controlling persons referred to in Section 10, and no other person will have any right or obligation hereunder.  The term “successors” shall not include any purchaser of the Shares as such from any of the Underwriters merely by reason of such purchase.

Section 18.    Representation of Underwriters.  You will act as Representatives for the several Underwriters in connection with this financing, and any action under or in respect of this Agreement taken by you will be binding upon all the Underwriters.

Section 19.    Partial Unenforceability.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.

Section 20.    Applicable Law.  This Agreement and the Pricing Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.  Each party hereby irrevocably submits to the jurisdiction of the state courts sitting in Cook County in the State of Illinois and the federal courts in the Northern District of Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement among the Company and the several Underwriters including you, all in accordance with its terms.

Very truly yours,

Fuqi International, Inc.

By:
Name: Yu Kwai Chong
Title: Chief Executive Officer and Chairman

The foregoing Agreement is hereby
confirmed and accepted as of
the date first above written.

WILLIAM BLAIR & COMPANY, L.L.C.
OPPENHEIMER & CO. INC.
COWEN AND COMPANY, LLC
Acting as Representatives of the
several Underwriters named in Schedule A

By: William Blair & Company, L.L.C.

By:
Name:
Title:

Schedule A

Underwriter	Number of Firm Shares to be Purchased
William Blair & Company, L.L.C.	2,791,625
Oppenheimer & Co. Inc.	1,456,500
Cowen and Company, LLC	606,875
Total	4,855,000

Exhibit A

Fuqi International, Inc.

4,855,000 Shares of Common Stock
(Plus an Option to Acquire up to 726,395 Shares to Cover Overallotments)

Pricing Agreement

July 31, 2009

William Blair & Company, L.L.C.
Oppenheimer & Co. Inc.
Cowen and Company, LLC
  As Representatives of the Several
  Underwriters Named in Schedule A
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois 60606

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement dated July 31, 2009 (the “Underwriting Agreement”) relating to the sale by the Company and the purchase by the several Underwriters for whom William Blair & Company, L.L.C., Oppenheimer & Co. Inc. and Cowen and Company, LLC are acting as representatives (the “Representatives”) of the above Shares.  All terms herein shall have the definitions contained in the Underwriting Agreement except as otherwise defined herein.

Pursuant to Section 4 of the Underwriting Agreement, the Company agrees with the Representatives as follows:

1.           The public offering price per share for the Shares shall be $21.50.

2.           The purchase price per share for the Shares to be paid by the several Underwriters shall be $20.42, being an amount equal to the public offering price set forth above less $1.08 per share.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement among the Company and the several Underwriters, including you, all in accordance with its terms.

Very truly yours,

Fuqi International, Inc.

By:	/s/ Yu Kwai Chong
Name: Yu Kwai Chong
Title: Chief Executive Officer and Chairman

The foregoing Agreement is hereby
confirmed and accepted as of
the date first above written.

WILLIAM BLAIR & COMPANY, L.L.C.
OPPENHEIMER & CO. INC.
COWEN AND COMPANY, LLC
Acting as Representatives of the
several Underwriters named in Schedule A

By: William Blair & Company, L.L.C.

By:	/s/ Michael A. Pitt
Name: Michael A. Pitt
Title: Principal

Schedule to Pricing Agreement

Pricing Term Sheet

Issuer:	Fuqi International, Inc.

Title of Securities:	Common Stock, $.001 par value

Stock Symbol/Exchange:	FUQI / NASDAQ Global Market

Format:	SEC Registered

Trade Date:	July 31, 2009

Closing Date:	August 5, 2009

Total Number of Firm Shares Offered and Sold:	4,855,000 shares

Over-Allotment Option to Purchase Additional Shares	726,395 shares

Price to the Public:	$21.50 per share; $104,382,500 total (or $119,999,993 if the Underwriters’ Over-Allotment Option is exercised in full)

Underwriting Discounts and Commissions:	$1.08 per share; $5,243,400 total (or $6,027,907 if the Underwriters’ Over-Allotment Option is exercised in full)

Sole Book-Running Manager	William Blair & Company, L.L.C.

Co-Lead Manager	Oppenheimer & Co. Inc.

Co-Manager	Cowen and Company, LLC

Exhibit B

Form of Lock-Up Agreement

Fuqi International, Inc.

Lock-Up Agreement

July ___, 2009

William Blair & Company, L.L.C. 222 West Adams Street Chicago, Illinois 60606	Fuqi International, Inc. 5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China

Re:  Fuqi International, Inc. — Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that William Blair & Company, L.L.C. (“William Blair”), as representative of the underwriters to be named therein (the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Fuqi International, Inc., a Delaware corporation (the “Company”) providing for a public offering (the “Offering”) of shares (the “Offered Shares”) of the Company’s common stock (“Common Stock”) pursuant to a registration statement on Form S-3 (as amended, the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2009 and declared effective on July 22, 2009.

Pursuant to this agreement (the “Agreement”), to induce the Underwriters to enter into the Underwriting Agreement and in consideration of the agreement by the Underwriters to offer and sell the Offered Shares and in recognition of the benefit that the Offering will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final prospectus covering the public offering of the Offered Shares and continuing to and including the date 90 days after the date of such final Prospectus (the “Lock-up Period”), the undersigned will not, without the prior written consent of William Blair, directly or indirectly, (i) offer, sell, contract to sell, assign, transfer, distribute, encumber, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of the Company’s common stock (“Common Stock”), or any options or warrants to purchase any shares of Common Stock of the Company or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company (collectively, “Common Stock Equivalents”) held of record by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC as of the date of the final prospectus or, in the case of Common Stock, issued pursuant to a Common Stock Equivalent held of record by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC as of the date of the final prospectus or acquired by the undersigned in the Offering (collectively the “Lock-up Shares”), (ii) enter into or establish any arrangement constituting a “put equivalent position,” as defined by Rule 16a-1(h) promulgated under the Securities Exchange Act of 1934, as amended, (iii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Lock-up Shares, (iv) exercise any registration rights with respect to any Common Stock or Common Stock Equivalents or (v) announce an intent to do any of the forgoing, provided, however, that for the purpose of allowing the Underwriters to comply with NASD Rule 2711(f)(4), or the applicable successor FINRA Rule when published, if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in either case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless William Blair waives, in writing, such extension.  William Blair agrees to waive such extension if the provisions of NASD Rule 2711(f)(4) (or any applicable successor rule) are not applicable to the subject transaction to be undertaken by the undersigned.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lock-up Shares even if the Lock-up Shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such of the Lock-up Shares.

The restrictions in this Agreement shall not apply to transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

Notwithstanding the foregoing, the undersigned may transfer any or all Lock-up Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof have executed and delivered to William Blair a written agreement providing their agreement to be bound by the restrictions set forth herein, (ii) to any trust, partnership, limited liability company or other legal entity commonly used for estate planning purposes which is established for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee, general partner, manager or other administrator, as the case may be, has executed and delivered to William Blair a written agreement providing their agreement to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of William Blair on behalf of the Underwriters.  For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee has executed and delivered to William Blair a written agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-up Shares except in compliance with the foregoing restrictions.  Following expiration of the Lock-up Period, it is understood and agreed that the undersigned may dispose of the Lock-up Shares free of any contractual obligation hereunder.  Notwithstanding the foregoing, if, options for Common Stock held by the undersigned that are exercisable shall expire during the Lock-Up Period, unless exercised, the undersigned may exercise such options and sell the shares received upon exercise, to the extent necessary to satisfy obligations under a cashless exercise arrangement, without the consent of the Underwriters, provided the shares issued upon the exercise of such options shall be subject the terms of this Agreement and deemed Lock-up Shares except to the extent sold pursuant to such cashless exercise.

The undersigned understands that the Company and the Underwriters are relying upon this Agreement in proceeding toward consummation of the Offering and the proposed public offering is still confidential.  The undersigned further understands that this Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.  If for any reason the Underwriting Agreement shall be terminate or be terminated prior to payment for and delivery of the Offered Shares on the closing date (as contemplated by the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,

Name - Please Print or Type

[SIGN HERE]:

By:
Title, if any: ______________________________
Date Signed: ________________________, 2009